Exhibit 4.3

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of July 1, 2025 (this “Supplemental Indenture”), is entered into among REDFIN CORPORATION, a Delaware corporation (the “Company”), ROCKET COMPANIES, INC., a Delaware corporation (“Rocket”), and COMPUTERSHARE TRUST COMPANY, N.A. (as successor to wells fargo bank, national association), as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of October 20, 2020 (the “Indenture”), between the Company and the Trustee, providing for the issuance of the 0.00% Convertible Senior Notes due 2025 (the “Notes”);

WHEREAS:

(a)               on March 9, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with, among other parties, Rocket and Neptune Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Rocket (“Merger Sub”);

(b)               pursuant to the Merger Agreement, and subject to the terms and conditions thereof, on the date hereof, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and becoming a direct wholly-owned subsidiary of Rocket (the “Merger”);

(c)               pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Common Stock held by (i) the Company, including in treasury, (ii) Rocket or (iii) Rocket’s subsidiaries, including Merger Sub) converted automatically into the right to receive 0.7926 shares of common stock, par value $0.00001 per share of Rocket (the “Rocket Common Stock”), which shall constitute a Unit of Reference Property for purposes of the Indenture;

(d)               following the Merger, Rocket may cause the Company to be converted to a Delaware limited liability company;

(e)               the Merger constitutes a Share Exchange Event;

(f)                pursuant to Section 14.07 of the Indenture, the Company and Rocket are required to execute and deliver to the Trustee a supplemental indenture providing for, among other things, (i) the right to convert each $1,000 principal amount of Notes into the kind and amount of shares of stock, other securities, other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Share Exchange Event would have owned or been entitled to receive upon such Share Exchange Event and (ii) such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing;

(g)               Section 10.01(g) of the Indenture provides that the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental thereto, without the consent of any Holder of the Notes at the time outstanding, in connection with any Share Exchange Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the Indenture, and to make such related changes to the terms of the Notes to the extent expressly required by Section 14.07;

(h)               Section 10.01(f) of the Indenture provides that the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental thereto, without the consent of any Holder of the Notes at the time outstanding, to make any change that does not adversely affect the rights of any Holder in any material respect;

(i)                 Rocket wishes to become a co-issuer of the Notes and become jointly and severally liable with the Company for the obligations of the Company under the Notes and the Indenture;

(j)                 the Company and Rocket wish to provide for the conversion of the Notes into shares of Rocket Common Stock under Article 14 of the Indenture;

WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to this Supplemental Indenture, including the receipt by the Trustee of an Officers’ Certificate and Opinion of Counsel as contemplated by Section 10.05 and 17.05 of the Indenture; and

WHEREAS, the Trustee is authorized to execute and deliver this Supplemental Indenture pursuant to Section 10.01 of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
DEFINITIONS

Section 1.01      Definitions.

(a)               All capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture.

(b)               “Rocket” shall mean Rocket Companies, Inc., a Delaware corporation, and, subject to the provisions of Article 11, shall include its successors and assigns.

(c)               “Unit of Reference Property” means 0.7926 fully paid and nonassessable shares of Class A common stock, par value $0.00001, of Rocket.

ARTICLE II

MODIFICATIONS TO INDENTURE RELATING TO SHARE EXCHANGE EVENT

SECTION 2.01. Conversion Right. Pursuant to Section 14.07 of the Indenture, as a result of the Share Exchange Event, at and after the Effective Time:

(a) the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the number of Units of Reference Property equal to the Conversion Rate in effect immediately prior to the Effective Time. The initial Conversion Rate, after giving effect to the Merger, is 10.9315392 shares of Rocket Common Stock;

(b) (i) the Company shall continue to have the right to determine the Settlement Method applicable upon conversion of Notes in accordance with Section 14.02 of the Indenture and (ii)(A) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall continue to be payable in cash, (B) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall instead be deliverable in Units of Reference Property, and (C) the Daily VWAP shall be calculated based on the value of a Unit of Reference Property;

(c) unless the context otherwise requires, the definitions of “Daily Settlement Amount”, “Effective Date,” “Ex-Dividend Date,” “Record Date,” “Market Disruption Event” “Scheduled Trading Day,” “Trading Day” and “Trading Price” shall be determined by reference to Rocket Common Stock; and

(d) the provisions of the Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Common Stock,” “Conversion Price,” “Conversion Rate,” “Daily VWAP,” and “Last Reported Sale Price” and (ii) the provisions of Article 14 of the Indenture, shall continue to apply, mutatis mutandis, to the Holders’ right to convert each Note into the Reference Property.

SECTION 2.02. Anti-Dilution Adjustments. As and to the extent required by Section 14.07(a) of the Indenture, the Conversion Rate shall be subject to anti-dilution and other adjustments with respect to the Reference Property constituting Rocket Common Stock that shall be as nearly equivalent as is possible to the adjustments provided for in Article 14 of the Indenture.

SECTION 2.03. Repurchase of Notes at Option of Holders. References to the “Company” and to “Common Stock” in the definition of “Fundamental Change” in Section 1.01 of the Indenture shall instead be references to “Rocket” and “Rocket Common Stock,” respectively. Except as amended hereby, the purchase rights set forth in Article 15 of the Indenture shall continue to apply.

ARTICLE III
MODIFICATIONS TO INDENTURE RELATING TO ROCKET

SECTION 3.01. Rocket Co-Obligor. (a) Rocket, by its execution of this Supplemental Indenture, (i) covenants and agrees, jointly and severally with the Company, for the benefit of the holders of the Notes and the Trustee, that it will fully, duly and punctually pay, when due (whether at stated maturity, upon redemption, by acceleration or otherwise) all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, and all expenses, indemnification and other amounts payable by the Company under the Indenture and the Notes in accordance with the terms of the Indenture and the Notes, (ii) agrees to unconditionally assume and comply with the other obligations, terms and conditions applicable to the Company under the Indenture and (iii) agrees to issue shares of Rocket Common Stock as necessary to satisfy any obligations with respect to any Notes validly surrendered for conversion pursuant to the Indenture.

(b) Notwithstanding Sections 4.05 and 11.01(a) of the Indenture, any requirement that the Company be a corporation or maintain its corporate existence shall be deemed satisfied so long as the Company maintains its existence, whether as a corporation or a limited liability company, and Rocket (or any successor) is, and continues to exist, as a corporation.

(c) Upon the satisfaction and discharge of the Indenture in accordance with Article 3 of the Indenture, Rocket will be released and relieved of any obligations under the Indenture and the Notes.

ARTICLE IV
ACCEPTANCE OF SUPPLEMENTAL INDENTURE

SECTION 4.01. Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE V
MISCELLANEOUS PROVISIONS

SECTION 5.01. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company, Rocket and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter of Notes authenticated and delivered under the Indenture shall be bound hereby. All the provisions of this Supplemental Indenture shall thereby be deemed to be incorporated in, and a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 5.02. Indenture Remains in Full Force and Effect. Except as supplemented or amended hereby, all other provisions in the Indenture and the Notes, to the extent not inconsistent with the terms and provisions of this Supplemental Indenture, shall remain in full force and effect and is in all respects confirmed and preserved.

SECTION 5.03. Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 5.04. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture (and any document executed in connection with this Indenture) shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

SECTION 5.05. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

SECTION 5.06. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 5.07. Waiver of Jury Trial. EACH OF THE COMPANY, ROCKET AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 5.08. Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and Rocket, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and Rocket by action or otherwise, (iii) the due execution hereof by the Company and Rocket or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

REDFIN CORPORATION

By:	/s/ Tina V. John
	Name:	Tina V. John
	Title:	Secretary

[Signature Page to Supplemental Indenture for 0.00% Convertible Notes due 2025]

ROCKET COMPANIES, INC., as Co-Issuer

By:	/s/ Tina V. John
	Name:	Tina V. John
	Title:	Corporate Secretary

[Signature Page to Supplemental Indenture for 0.00% Convertible Notes due 2025]

COMPUTERSHARE TRUST COMPANY, N.A. (as successor to WELLS FARGO BANK, NATIONAL ASSOCIATION), as Trustee

By:	/s/ Sara Corcoran
	Name:	Sara Corcoran
	Title:	Officer

[Signature Page to Supplemental Indenture for 0.00% Convertible Notes due 2025]